Exhibit 10.2

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is made as of January 1, 2005, by and between Virginia Savings Bank, F.S.B., a Federal savings bank (the “Bank”), and W. Michael Funk (the “Officer”).

The parties, intending to be legally bound, agree as follows:

1. Purpose. The Bank recognizes that the possibility of a Change in Control exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Bank and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Officer to continue employment after a Change in Control by providing reasonable employment security to the Officer and to recognize the prior service of the Officer in the event of a termination of employment under certain circumstances after a Change in Control.

2. Term of the Agreement. This Agreement is effective January 1, 2005 and will expire on December 31, 2007; provided that on December 31, 2005 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if the Bank gives written notice of such non-renewal to the Officer no later than 90 days before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3. Employment after a Change in Control. If a Change in Control of the Bank (as defined in Section 13) occurs during the Change in Control Period and the Officer is employed by the Bank on the date the Change in Control occurs (the “Change in Control Date”), the Bank will continue to employ the Officer in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4. Terms of Employment.

(a) Position and Duties. During the Employment Period, (i) the Officer’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date and (ii) the Officer’s services will be performed at the location where the Officer was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Bank and is less than 35 miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Officer will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to the Officer by the Bank and its affiliated companies for the twelve-month period immediately preceding the Change in Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Bank and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Officer under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Bank.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Officer will be awarded for each year ending during the Employment Period an annual bonus (the “Annual Bonus”) in cash at least equal to the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than the end of the third month of the year next following the year for which the Annual Bonus is awarded.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Officer will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Bank and its affiliated companies, but in no event will such plans, policies and programs provide the Officer with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Bank and its affiliated companies for the Officer under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv) Welfare Benefit Plans. During the Employment Period, the Officer and his eligible dependents will be eligible to participate in and will receive all benefits under the welfare benefit plans, policies and programs provided by the Bank and its affiliated companies to the extent applicable generally to other peer executives of the Bank and its affiliated companies, but in no event will such plans, policies and programs provide the Officer and his dependents with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v) Fringe Benefits. During the Employment Period, the Officer will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Bank and its affiliated companies in effect for the Officer at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Officer, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Bank and its affiliated companies.

(vi) Vacation. During the Employment Period, the Officer will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Bank and its affiliated companies in effect for the Officer at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Officer, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Bank and its affiliated companies.

5. Termination of Employment Following Change in Control.

(a) Death or Disability. The Officer’s employment will terminate automatically upon the Officer’s death during the Employment Period. If the Bank determines in good faith that the Disability of the Officer has occurred during the Employment Period, it may terminate the Officer’s employment. For purposes of this Agreement, “Disability” means the Officer’s inability to perform substantially all of his duties and responsibilities hereunder for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360-day period as a result of the Officer’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b) Cause. The Bank may terminate the Officer’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Bank or any affiliated company; (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against the Bank or any affiliated company; (iii) any material breach by the Officer of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Officer with respect to the Bank or any affiliated company.

(c) Good Reason; Window Period. The Officer’s employment may be terminated (i) during the Employment Period by the Officer for Good Reason or (ii) during the Window Period by the Officer without any reason. For purposes of this Agreement, the “Window Period” means the 90-day period beginning on the later of the one-year anniversary of the Change in Control Date or the date of closing of the corporate transaction that is the subject of shareholder approval in Section 13. For purposes of this Agreement, “Good Reason” means:

(i) a material reduction in the Officer’s duties or authority;

(ii) a material adverse change in the Officer’s overall working environment;

(iii) a failure by the Bank to comply with any of the provisions of Section 4(b);

(iv) the Bank’s requiring the Officer to be based at any office or location other than that described in Section 4(a)(ii);

(v) the failure by the Bank to comply with and satisfy Section 7(b);

(vi) the Officer is directed by the Board of Directors or an officer of the Bank or any affiliated company to engage in conduct that is unethical, illegal or contrary to the Bank’s good business practices; or

(vii) the Bank fails to honor any term or provision of this Agreement;

Any good faith determination of Good Reason made by the Officer shall be conclusive.

(d) Notice of Termination. Any termination during the Employment Period by the Bank or by the Officer for Good Reason or during the Window Period shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e) Date of Termination. “Date of Termination” means (i) if the Officer’s employment is terminated by the Bank for Cause, or by the Officer during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Officer’s employment is terminated by the Bank other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Officer’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Officer shall not have returned to the full-time performance of his duties during such 30-day period.

6. Compensation Upon Termination.

(a) Termination Without Cause or for Good Reason or During Window Period. The Officer will be entitled to the following benefits if, during the Employment Period, the Bank terminates his employment without Cause or the Officer terminates his employment with the Bank or any affiliated company for Good Reason or during the Window Period:

(i) Accrued Obligations. The Accrued Obligations are the sum of: (1) the Officer’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Officer (but not including amounts that previously had been deferred at the Officer’s request, which amounts will be paid in accordance with the Officer’s existing directions). The Accrued Obligations will be paid to the Officer in a lump sum cash payment within ten days after the Date of Termination;

(ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Officer’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by the Officer during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Officer in a lump sum cash payment not later than the 45th day following the Date of Termination;

(iii) Welfare Continuance Benefit. For 24 months following the Date of Termination, the Officer and his eligible dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which the Officer and his eligible dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Bank will pay all or a portion of the cost of the Welfare Continuance Benefit for the Officer and his dependents under the Welfare Plans on the same basis as in effect immediately before the Date of Termination, and the Officer will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Officer or the Bank due to such participation, the Bank will provide substantially identical benefits directly or through a separate insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Officer has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Officer and his dependents with respect to the specific type of benefit.

(b) Death. If the Officer dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Bank under this

Agreement, other than for (i) payment of the Accrued Obligations and six months of the Officer’s Base Salary (which shall be paid to the Officer’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to the Officer’s spouse and eligible dependents for 24 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Bank and its affiliated companies.

(c) Disability. If the Officer’s employment is terminated because of the Officer’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Bank under this Agreement, other than for (i) payment of the Accrued Obligations and six months of the Officer’s Base Salary (which shall be paid to the Officer in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 24 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Bank and its affiliated companies.

(d) Cause; Other than for Good Reason. If the Officer’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Officer other than the payment to the Officer of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Officer. If the Officer terminates employment during the Employment Period, excluding a termination either for Good Reason or during the Window Period, this Agreement will terminate without further obligation to the Officer other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Officer may be entitled pursuant to the terms of any plan, program or arrangement of the Bank and its affiliated companies.

(e) Gross-Up Payment. In the event any payment or distribution by the Bank to or for the benefit of the Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(e)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any interest or penalties are incurred by the Officer with respect to such excise tax (collectively, the “Excise Tax”), then the Officer will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Officer of all taxes (including any income taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 6(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of the Bank immediately prior to the Officer’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Bank, and any determination by the Accounting Firm will be binding upon the Bank and the Officer. Any Gross-Up Payment, as determined pursuant to this Section 6(e), will be paid by the Bank to the Officer within ten days of the receipt of the Accounting Firm’s determination.

(i) If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall so indicate to the Officer in writing.

(ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Bank to or for the benefit of the Officer.

7. Binding Agreement; Successors.

(a) This Agreement will be binding upon and inure to the benefit of the Officer (and his personal representative), the Bank and any successor organization or organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Bank or otherwise, including by operation of law.

(b) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

(c) For purposes of this Agreement, the term “Bank” includes any subsidiaries of the Bank and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Bank ceases to exist.

8. Fees and Expenses; Mitigation.

(a) The Bank will pay or reimburse the Officer, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Officer (i) in contesting or disputing any termination of the Officer’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case regardless of whether or not the Officer’s claim is upheld by a court of competent jurisdiction; provided, however, the Officer will be required to repay any such amounts to the Bank to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Officer was frivolous or advanced by him or her in bad faith.

(b) The Officer shall not be required to mitigate the amount of any payment the Bank becomes obligated to make to the Officer in connection with this

Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Bank by reason of any compensation earned by the Officer as the result of employment by another employer after the Date of Termination, or otherwise.

9. No Employment Contract. Nothing in this Agreement will be construed as creating an employment contract between the Officer and the Bank prior to a Change in Control.

10. Outplacement Services. If the Officer is entitled to the severance benefits under Section 6(a), the Officer will be entitled to receive complete outplacement services, including job search services, paid by the Bank up to a total of $25,000. The services will be provided by a recognized outplacement organization selected by the Officer with the approval of the Bank (which approval will not be unreasonably withheld). The services will be provided for up to two years after the Date of Termination.

11. Continuance of Welfare Benefits Upon Death. If the Officer dies while receiving a Welfare Continuation Benefit, the Officer’s spouse and eligible dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 24-month coverage period.

12. Notice. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Bank shall be directed to the Secretary of the Bank, with a copy directed to the Chairman of the Board of the Bank. Notices to the Officer shall be directed to his last known address.

13. Definition of a Change in Control. For purposes of this Agreement, a “Change in Control” means:

(a) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of common stock of the Bank;

(b) Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank;

(c) Approval by the shareholders of the Bank of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Bank in substantially the same proportions as their ownership existed in the Bank immediately prior to the Reorganization;

(ii) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d) Approval by the shareholders of the Bank of a complete liquidation or dissolution of the Bank, or of the sale or other disposition of all or substantially all of the assets of the Bank.

(e) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than any employee benefit plan (or related trust) sponsored or maintained by the Bank or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

14. Confidentiality. The Officer will hold in a fiduciary capacity for the benefit of the Bank all secret or confidential information, knowledge or data relating to the Bank or any of its affiliated companies and their respective businesses, which was obtained by the Officer during the Officer’s employment by the Bank or any of its affiliated companies and which will not be or become public knowledge. After termination of the Officer’s employment with the Bank, the Officer will not, without the prior written consent of the Bank or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it. In no event shall an asserted violation of the provisions of this Section 14 constitute a basis for deferring or withholding any amounts otherwise payable to the Officer under this Agreement.

15. Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Officer and the Chairman of the Board or President of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. Governing Law; Forum Selection. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The Bank and the Officer hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of or relating to or concerning this Agreement.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Survival. Except as otherwise expressly provided herein, upon the Date of Termination or expiration of this Agreement at the completion of the Employment Period, the respective rights and obligations of the parties hereto shall survive such Date of Termination or expiration to the extent necessary to carry out the intentions of the parties embodied in the rights and obligations of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

VIRGINIA SAVINGS BANK, F.S.B.

By:	/s/ Francis D. Hall
Francis D. Hall
Chairman of the Board

OFFICER

/s/ W. Michael Funk
W. Michael Funk